Exhibit 99.1

OptimizeRx Corporation Announces Continued Sales Growth and Expansion in 2015

ROCHESTER, MI -- 5/14/15 -- OptimizeRx Corp. (OTCQB: OPRX) announced that it will hold its earnings call on Thursday, May 14, 2015 at 11:30 am Eastern Time. The call details are:

Toll-Free Dial-In Number: 1 (866) 593-0056 or toll: +1 (937) 641-0554
Provide Conference ID: 44544759 to the operator.

During the call, the Company will discuss 1st Quarter results and 2015 activity including the following highlights:

•	Our sales for the first three months of 2015 approached $1.5 million, a 15% increase over the same period in 2014.
•	We generated positive cash flow from operations of $86,692 during the quarter.
•	Our cash balance increased to in excess of $3.5 million.
•	Our balance sheet continued to improve with working capital of approximately $3.2 million and a working capital ratio of 2.5 to 1.
•	Excluding non-cash expenses, the first quarter of 2015 generated operating income of $47,762.
•	We initially launched our SampleMD e-coupon solution in April of 2015 within Practice Fusion’s EMR and expect to be fully integrated by the end of the 2nd Quarter. We also have received commitment to begin running key campaigns through NextGen and anticipate impact beginning in June. Additionally, company is actively engaging and advancing with other leading platforms to position and prioritize integration of services.
•	We sponsored the ePrescribe/EHR conference held in Philadelphia in March 2015, which generated significant leads for our sales force.
•	We continued to add new brands in 2015 at both existing customers such as AstraZenica and Lilly, as well as at new customers such as Otsuka and Shionogi.
•	We continued to prove an outstanding return on investment on our pharmaceutical promotions through independent analytics firms
•	We are completing major technical upgrades, including migration to Oracle database, to allow for very robust growth and performance.

Our Quarterly report on Form 10Q, which contains complete financial results is on file with the SEC at sec.gov.

About OptimizeRx Corp

OPTIMIZERx  Corporation (OTCQB: OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand awareness, access and adherence to their medications.

Our core product, SampleMD, replaces drug samples with electronic trial vouchers and copay coupon savings that are electronically added to an e-Prescription and sent electronically to the pharmacy and is integrated within leading Electronic Health Record (EHR) platforms in the country, including Allscripts, Quest Diagnostics, Practice Fusion and over 300 other EHRs to reach over 250,000 healthcare providers. In turn, we promote patients savings and support from the world’s largest pharmaceutical companies, including Pfizer, Lilly, Novartis, AstraZeneca and many others.  For more information, please go to www.optimizerxcorp.com.

For more information, please go to www.optimizerxcorp.com or www.samplemd.com.

'SAFE HARBOR'
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. Actual results may vary materially from the forward looking statements. More information about potential risk factors that could affect our business and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2014, and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or on our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward looking statements, to reflect subsequent events or circumstances.

Contact:

OptimizeRx
Doug Baker

dbaker@samplemd.com
248-651-6568 x807